EXHIBIT 99.1

Re:    News Releases - Wednesday, March 19, 2008
KODIAK ENERGY, INC. -- Lucy Operations Update

19 March, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --19/03/08 -- Kodiak Energy, Inc.(TSX-V:KDK)and (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to provide an  operations update relative to its Lucy, B.C. project. This has been the most active quarter in the Corporation's history and additional New Mexico updates are to follow.

Lucy property -- The Lucy well was cased as a potential Muskwa shale gas well. The initial drilling target of the keg river reef was not found, however the expected Muskwa shale was seen in the drilling, logs and gas shows and thus the overall program is considered a success. For these reasons Kodiak has increased it's working interest to 80%. Although the Keg River target may have provided short term cash flow, the Muskwa shale is expected to be much larger and has the potential to provide longer term revenue. The open hole logs indicate a Muskwa formation thickness of approximately 60 meters.

The extension to the mineral license has been applied for with the British Columbia governmental agencies and is expected within 60 days. Once obtained, such lease extension will permit Kodiak to continue the Muskwa formations on these lands on a similar program scope that the rest of industry is using.   A typical evaluation program would be a horizontal well drilled off a vertical, followed up by a hydraulic fracture program and well productivity testing.  Up to 8 wells per section are possible under such a development. The fall/winter exploration program for Lucy will be submitted to partners and announced at that time. Upon success of this program, engineering will commence for pipeline and tie ins with production as soon as possible in 2009 followed up by additional wells.

Industry continues to show increased interest in this type of shale gas play and several comparisons have been made that compare the Muskwa shale directly to the Barnett shale.  Management believes that these TOC results are typical for the regional Muskwa shale gas formation -- see British Columbia website http://www.em.gov.bc.ca/subwebs/oilandgas/overview/overview.htm

According to the public reports, "The Muskwa Formation is an organic rich shale interval that is widely distributed throughout northeastern British Columbia. Maximum thickness of the Muskwa Formation is 75 m. The maximum TOC content measured in this study is 5.9% with an average of 3.1%.  Due to the high organic contents, the Muskwa Formation shales have potential for high sorbed gas capacity".  The BC government is proposing modified royalty schemes as an incentive to promote development of this and other shale gas formations in the area.

The first set of lab results relating to the Lucy Project has been returned to the company on March 7, 2008 - revealing average Total Organic Compounds (TOC) values of 3.68% with peaks of 5.7%.  The first set of TOC values has placed the Lucy results right into the median value as determined by the British Columbia studies.

The cuttings from the first Lucy well drilled in 2006/2007 well have now been submitted to the lab to provide additional support for the TOC value of the Muskwa shale project.  These results and other information have been supplied to an independent engineering firm for evaluation as soon as their work load makes possible. That new report will be released when complete.

Land sale activity in the area has increased with $67 million being spent on purchases in February, for an average $640,000 per section, and over 300 additional sections posted for March and April in upcoming sales.

Kodiak is the operator of and is an 80% working interest owner in the Lucy project which comprises approximately 3 sections gross in the Northeast British Columbia.  This property has the added advantage of being within 1 km of existing pipelines with all weather roads in the area, although additional work would be required on the sites to make year around access possible.

The Corporation expects that this property will continue to add value to Kodiak in the near term as well as long term.

Target dates are subject to change as new information becomes available.

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

Copyright (c) 2008 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Tue Mar 18, 2008 at 8:58:03 PM Pacific Time